Registration No. 333-_____

    As filed with the Securities and Exchange Commission on December 1, 1998

--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              --------------------

                                    FORM S-8

                             Registration Statement

                                      Under

                           The Securities Act of 1933

                               KNIGHT-RIDDER, INC.
                         ------------------------------
             (Exact name of registrant as specified in its charter)

          FLORIDA                                          38-0723657
 ----------------------------                           -----------------
(State or other jurisdiction of                         (IRS Employer
incorporation or organization)                          Identification No.)

50 WEST SAN FERNANDO STREET, SAN JOSE, CALIFORNIA          95113-2413
-------------------------------------------------       ------------------
(Address of Principal Executive Offices)                   (Zip Code)


                   COMPENSATION PLAN FOR NONEMPLOYEE DIRECTORS
                   -------------------------------------------
                            (Full title of the plan)

                              Karen Stevenson, Esq.
          Knight-Ridder, Inc., 50 West San Fernando Street, San Jose,
                              California 95113-2413
                                 (408) 938-7700
            ---------------------------------------------------------
            (Name, address and telephone number of agent for service)


                         Copy to: Garett J. Albert, Esq.
                            Hughes Hubbard & Reed LLP
                             One Battery Park Plaza
                            New York, New York 10004

                                              CALCULATION OF REGISTRATION FEE

     Title of
    Securities                    Amount                 Proposed Maximum             Proposed Maximum                Amount of
       to be                       to be                  Offering Price                  Aggregate                 Registration
    Registered                 Registered**                Per Share***               Offering Price***                  Fee
------------------------ ------------------------ ----------------------------- ------------------------------ ---------------------
   Common Stock,
     par value                199,979 shares                  $52.00                     $10,391,597                   $2,889
$.02 1/12 per share*
------------------------ ------------------------ ----------------------------- ------------------------------ ---------------------
                                                                                                  (see footnotes on following page)

FOOTNOTES
---------

     * Each share of Common Stock includes a related right (a "Right") to purchase one one-hundredth of a share of Series A Junior Participating Preferred Stock of the Company. The Rights are not exercisable or transferable apart from the Common Stock at this time, and accordingly no independent value is attributable to such Rights.

     ** This Registration Statement also relates to such indeterminate number of additional shares (and related Rights) as may be issuable pursuant to stock splits, stock dividends, or similar transactions.

     *** The proposed maximum offering price per share of Common Stock and the proposed maximum aggregate offering price are calculated solely for the purpose of determining the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended. With respect to 26,000 shares of Common Stock as to which stock options were granted prior to the date hereof, the registration fee is based on the exercise price per share of $51.7188; with respect to the balance of the shares being registered (consisting of 173,979 shares of Common Stock, of which 3,312 shares are being registered solely for resale), the registration fee is based on a price of $52.00 per share, which is the average of the high and low sale prices of the Common Stock on November 25, 1998 on the New York Stock Exchange Composite Tape.

PROSPECTUS

                               KNIGHT-RIDDER, INC.

                          3,312 SHARES OF COMMON STOCK

                         (Par Value $.02 1/12 per Share)

         This Prospectus relates to the reoffer and resale of an aggregate of 3,312 shares of Common Stock, par value $.02 1/12 per share (the "Common Stock") of Knight-Ridder, Inc., a Florida corporation (the "Company"), which have been issued to the Selling Stockholders named in this Prospectus pursuant to the Knight-Ridder, Inc. Compensation Plan for Nonemployee Directors. Each share of Common Stock includes a related right (a "Right") to purchase one one-hundredth of a share of the Company's Series A Junior Participating Preferred Stock. The Rights, which will cause substantial dilution to a person that attempts to acquire the Company on terms not approved by the Company's Board of Directors, are not currently exercisable or transferable apart from the Common Stock.

         The Company will receive no part of the proceeds of sales made hereunder. All expenses of registration incurred in connection with this offering are being borne by the Company, but all selling and other expenses incurred by the Selling Stockholders will be borne by such Selling Stockholders. None of the shares offered pursuant to this Prospectus have been registered prior to the filing of the Registration Statement of which this Prospectus is a part. All or a portion of the shares of Common Stock offered hereby may be offered for sale, from time to time, on the New York Stock Exchange or otherwise, at prices and on terms then obtainable.

         The Common Stock of the Company is quoted on the New York Stock Exchange under the symbol "KRI." The Common Stock is also quoted on the Philadelphia Stock Exchange, the Chicago Stock Exchange, the Boston Stock Exchange, the Pacific Exchange, the Cincinnati Stock Exchange, the Frankfurt Stock Exchange and the Tokyo Stock Exchange. On November 25, 1998, the closing price of the Common Stock as reported on the New York Stock Exchange Composite Tape was $51.6875.

         The principal executive offices of the Company are located at 50 West San Fernando Street, San Jose, California 95113-2413. The Company's telephone number is (408) 938-7700.

          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE
           SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE
               SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY
                  OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.
                               ------------------


                The date of this Prospectus is December 1, 1998.

                                TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----

The Company...............................................................   2

Selling Stockholders......................................................   2

Plan of Distribution......................................................   4

Where You Can Find More Information.......................................   4

Experts...................................................................   6





                                   THE COMPANY

         The Company is an information, advertising and communications company primarily engaged in newspaper publishing and Web-based online services in the United States. The Company also has investments in two newsprint mills.

         The Company publishes 31 newspapers, including the SAN JOSE MERCURY NEWS, THE MIAMI HERALD, THE PHILADELPHIA INQUIRER AND THE PHILADELPHIA DAILY NEWS, the DETROIT FREE PRESS, THE KANSAS CITY STAR and the FT. WORTH
STAR-TELEGRAM, and has daily newspaper operations in 28 U.S. markets in 18 states. News, advertising and other information from the Company reaches more than 9 million readers daily and 12.6 million readers Sunday. The Company maintains 40 associated Web sites under the name "Knight Ridder Real Cities."



                              SELLING STOCKHOLDERS

         The Selling Stockholders are certain current and former nonemployee directors of the Company who acquired shares of Common Stock under the Company's Compensation Plan for Nonemployee Directors before the filing of a registration statement with respect to such shares.

         The following table sets forth the name of each Selling Stockholder, the number of shares of Common Stock beneficially owned by such Selling Stockholder as of November 23, 1998, the number of shares covered by this Prospectus, and the number of shares which will be beneficially owned after the sale of the shares covered by this Prospectus.

                                                                     SHARES
                                  SHARES      SHARES COVERED      BENEFICIALLY
   NAME OF SELLING             BENEFICIALLY      BY THIS           OWNED AFTER
   STOCKHOLDER (1)               OWNED(2)      PROSPECTUS       THIS OFFERING(2)
   ---------------               --------      ----------       ----------------

     James Cash, Jr.               1,503           436             1,067
    Joan R. Challinor             97,529           218            97,311
  Alvah H. Chapman, Jr.          230,802           218           230,584
Kathleen Foley Feldstein             885           218               667
    John C. Fontaine             129,525            21           129,504
    Thomas P. Gerrity              1,885           218             1,667
 Barbara B. Hauptfuhrer            3,285           218             3,067
     Jesse Hill, Jr.               2,485           218             2,267
   C. Peter McColough              1,488            21             1,467
    M. Kenneth Oshman             31,103           436            30,667
   Thomas L. Phillips              3,285           218             3,067
    Randall L. Tobias              2,885           218             2,667
 Gonzalo F. Valdes-Fauli           2,385           218             2,167
    John L. Weinberg              29,103           436            28,667

------------------------

(1) Each of the Selling Stockholders is a director of the Company and has been so since at least October 1, 1995 except as follows: Messrs. Fontaine and McColough retired from the Board in April 1998; Dr. Feldstein and Dr.
     Gerrity were elected to the Board in April 1998; and Mr. Oshman was elected to the Board in September 1996. Prior to his retirement in July 1997, Mr.
     Fontaine also served as an executive officer of the Company.

(2)  The number of shares  shown for each of the Selling  Stockholders  includes
     667 shares subject to stock options which become exercisable within sixty days. The number of shares shown for Mr. Fontaine includes an additional
     123,334 shares subject to exercisable stock options.

                              PLAN OF DISTRIBUTION

         The shares of Common Stock are being sold by the Selling Stockholders acting as principals for their own account. The Company will not be entitled to any proceeds from the sale of any shares of Common Stock sold by the Selling Stockholders as part of this offering. The Selling Stockholders may sell the shares from time to time in one or more transactions on the New York Stock Exchange, in sales occurring in the public market off such Exchange, in privately negotiated transactions, or in a combination of such transactions. Each sale may be made either at market prices prevailing at the time of such sale or at negotiated prices. Some or all of the shares may be sold through brokers acting on behalf of the Selling Stockholders or to dealers for resale by such dealers, and in connections with such sales, such brokers or dealers may receive compensation in the form of discounts, fees or commissions from the Selling Stockholders and/or the purchasers of such shares for whom they may act as broker or agent (which discounts, fees or commissions are not anticipated to exceed those customary in the types of transactions involved).

         The Selling Stockholders and any broker or dealer participating in the distribution of shares in connection with this offering may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any discounts or commissions received by such brokers or dealers may be deemed to be underwriting discounts and commissions under the Securities Act.

         Any shares of Common Stock covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933 may be sold under Rule 144 rather than pursuant to this Prospectus.



                       WHERE YOU CAN FIND MORE INFORMATION

         The Company files annual, quarterly and special reports, as well as proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any document the Company files with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain further information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The Company's SEC filings are also available to the public over the Internet at the SEC's web site (http://www.sec.gov). In addition, you may inspect the Company's SEC filings at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

         This prospectus is part of a registration statement on Form S-8 filed by the Company with the SEC under the Securities Act of 1933. As permitted by SEC rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits filed with the SEC. You may refer to the registration statement and its exhibits for more information.

         The SEC allows the Company to "incorporate by reference" into this prospectus the information the Company files with the SEC. This means that the Company can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. If the Company subsequently files updating or superseding information in a document that is incorporated by reference into this prospectus, the subsequent information will also become part of this prospectus and will supersede the earlier information.

         The Company is incorporating by reference the following documents that it has filed with the SEC:

     o    its Annual Report on Form 10-K for the year ended December 28, 1997;

     o its Quarterly Reports on Form 10-Q (including any amendments) for the quarters ended March 29, 1998, June 28, 1998 and September 27, 1998;

     o its Current Report on Form 8-K, dated March 18, 1998, as filed with the SEC on March 31, 1998;

     o the description of its Common Stock contained in the Company's registration statement filed with the SEC under the Securities Exchange Act of 1934 and subsequent amendments and reports filed to update such description; and

     o the description of the Company's Rights contained in its Registration Statement on Form 8-A filed with the SEC on July 9, 1996.


         The Company is also incorporating by reference into this prospectus all of its future filings with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until this offering has been completed.

         You may obtain a copy of any of the Company's filings which are incorporated by reference, at no cost, by writing to or telephoning the Company at the following address:

                Knight-Ridder, Inc.
                50 West San Fernando Street
                San Jose, California 95113-2413
                Attention: Corporate Secretary

                Telephone: (408) 938-7700

         You should rely only on the information provided in this prospectus or incorporated by reference. The Company has not authorized anyone to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the first page of the prospectus. The Company is not making this offer of securities in any state or country in which the offer or sale is not permitted.

                                     EXPERTS

         The consolidated financial statements of Knight-Ridder, Inc. and subsidiaries, appearing in or incorporated by reference in Knight-Ridder, Inc.'s Annual Report (Form 10-K) for the fiscal year ended December 28, 1997 have been audited by Ernst & Young LLP, independent certified public accountants, as set forth in their report included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT




Item 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

         The following documents filed by Knight-Ridder, Inc. (the "Company") under the Securities Exchange Act of 1934, as amended (the "Exchange Act") are incorporated herein by reference:

          (a) The Company's Annual Report on Form 10-K for the year ended December 28, 1997;

          (b) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since December 28, 1997; and

          (c) The description of the Company's Common Stock and Rights contained in the Company's registration statements therefor and subsequent amendments thereof.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.

         Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in a subsequently filed document which is also incorporated by reference herein modifies or supersedes such statement.


Item 4.  DESCRIPTION OF SECURITIES

         Not applicable.


Item 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

         Not applicable.

Item 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS


         Under Section 607.0850 of the Florida Business Corporation Act, the Company is in certain circumstances permitted, and in other circumstances may be required, to indemnify its directors and officers against certain expenses (including counsel fees) and other amounts paid in connection with certain threatened, pending or completed civil or criminal actions, suits or proceedings (including certain civil actions and suits which may be instituted by or in right of the Company), in which such persons were or are parties, or are threatened to be made parties, by reason of the fact that such persons were or are directors or officers of the Company. Such section also permits the Company to purchase and maintain insurance on behalf of its directors and officers against any liability which may be asserted against, or incurred by, such persons in their capacities as directors or officers of the Company, or which may arise out of their status as directors or officers of the Company whether or not the Company would have the power to indemnify such persons against such liability under the provisions of such Section.

         Under Article VII of the Company's By-Laws, the Company is required to indemnify its directors and officers to the fullest extent permitted by the laws of Florida as from time to time in effect against certain expenses (including counsel fees), judgments, fines and other sums paid in connection with the defense or settlement of threatened, pending or completed civil or criminal actions, suits or proceedings (including certain civil actions and suits which may be instituted by or in the right of the Company), to which such persons are parties or are otherwise involved in, by reason of the fact that such persons were or are directors or officers of the Company. For the complete text of
Article VII of the Company's By-Laws, reference is made to Exhibit 3.2 to the Company's Form 10-Q filed May 9, 1997, which exhibit is incorporated herein by reference.

         The Company maintains insurance for its officers and directors against certain liabilities, including liabilities under the Securities Act, under insurance policies, the premiums for which are paid by the Company. The effect of these insurance policies is to indemnify any officer or director of the Company against expenses, judgments, fines, attorneys' fees and other amounts paid in settlements incurred by such person, subject to certain exclusions. Such policies do not insure against any such amount incurred by an officer or director as a result of his or her own dishonesty.

Item 7.      EXEMPTION FROM REGISTRATION CLAIMED


         This Registration Statement covers the resale of 3,312 shares of Common Stock issued under the Knight-Ridder, Inc. Compensation Plan for Nonemployee Directors. These shares were issued to directors of the issuer in transactions which are exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

Item 8.      EXHIBITS

NUMBER     DESCRIPTION                                                 METHOD OF FILING
------     -----------                                                 ----------------

4.1        Amended and Restated Articles of Incorporation of the       Filed as Exhibit 3.1 to the Company's Annual Report on
           Company (totally amended and restated as of February        Form 10-K for the year ended December 28, 1997
           1998)

4.2        By-Laws of the Company, as amended through January 28,      Filed as Exhibit 3.2 to the Company's Form 10-Q filed
           1997                                                        May 9, 1997

4.3        Rights Agreement, dated as of June 21, 1996                 Filed as Exhibit 99 to the Company's Form 8-A filed July
                                                                       9, 1996

23.1       Consent of Independent Certified Public Accountants         Filed herewith

24.1       Powers of Attorney                                          Filed herewith


Item 9.      UNDERTAKINGS

(a)     The Company hereby undertakes:

             (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the Registration Statement;

                     (iii) To include any material  information  with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

        Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

             (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         THE REGISTRANT. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on this 30th day of November, 1998.

                                         KNIGHT-RIDDER, INC.



                                         By:   /S/ MARY JEAN CONNORS
                                             ------------------------------
                                                  Mary Jean Connors
                                         Senior Vice President/Human Resources



         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on this 30th day of November, 1998.



SIGNATURE                                          CAPACITY
---------                                          --------


Principal Executive Officer:


     P. ANTHONY RIDDER *                           Chairman of the Board and
     --------------------------                    Chief Executive Officer
          P. Anthony Ridder


Principal Financial Officer:


     ROSS JONES *                                  Chief Financial Officer and
     --------------------------                    Senior Vice President/Finance
           Ross Jones


Principal Accounting Officer:


     GARY R. EFFREN *                              Vice President and Controller
     --------------------------
         Gary R. Effren

SIGNATURE                                          CAPACITY
---------                                          --------


Majority of the Board of Directors:


     JAMES I. CASH, JR. *                          Director
     --------------------------
         James I. Cash, Jr.


     JOAN RIDDER CHALLINOR *                       Director
     --------------------------
       Joan Ridder Challinor


                                                   Director
     --------------------------
       Alvah H. Chapman, Jr.


     KATHLEEN FOLEY FELDSTEIN *                    Director
     --------------------------
      Kathleen Foley Feldstein


     THOMAS P. GERRITY *                           Director
     --------------------------
         Thomas P. Gerrity


     BARBARA BARNES HAUPTFUHRER *                  Director
     --------------------------
     Barbara Barnes Hauptfuhrer


     JESSE HILL, JR. *                             Director
     --------------------------
         Jesse Hill, Jr.


     M. KENNETH OSHMAN *                           Director
     --------------------------
         M. Kenneth Oshman


     THOMAS L. PHILLIPS *                          Director
     --------------------------
        Thomas L. Phillips


     P. ANTHONY RIDDER *                           Director
     --------------------------
        P. Anthony Ridder

SIGNATURE                                          CAPACITY
---------                                          --------


     RANDALL L. TOBIAS *                           Director
     --------------------------
        Randall L. Tobias


     GONZALO F. VALDES-FAULI *                     Director
     --------------------------
      Gonzalo F. Valdes-Fauli


     JOHN L. WEINBERG *                            Director
     --------------------------
         John L. Weinberg


------------------------------

*  By:       /S/ KAREN STEVENSON
      -----------------------------------
      Karen Stevenson, as authorized by
      Power of Attorney filed as Exhibit
      24.1 to this Registration Statement

                                  EXHIBIT INDEX


NUMBER      DESCRIPTION                                                 METHOD OF FILING
------      -----------                                                 ----------------
4.1         Amended and Restated Articles of Incorporation of the       Filed as Exhibit 3.1 to the Company's Annual Report on
            Company (totally amended and restated as of February        Form 10-K for the year ending December 28, 1997
            1998)

4.2         Restated By-Laws of the Company, as amended through         Filed as Exhibit 3.2 to the Company's Form 10-Q filed
            January 28, 1997                                            May 9, 1997

4.3         Rights Agreement, dated as of June 21, 1996                 Filed as Exhibit 99 to the Company's Form 8-A filed July
                                                                        9, 1996

23.1        Consent of Independent Certified Public Accountants         Filed herewith

24.1        Powers of Attorney                                          Filed herewith